EX 99.28(e)(11)

Amended and Restated Distribution Agreement

This Agreement is made on the May 24, 2011, by and between JNL Variable Fund LLC (the "Company") and Jackson National Life Distributors LLC ("JNLD").

Whereas, the Company is an open-end, management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

Whereas, the Company is authorized to issue shares ("Shares") in separate funds (the "Funds") with each such Fund representing interests in a separate portfolio of securities and other assets; and

Whereas, the Company has adopted a Multiple Class Plan pursuant to Rule 18f-3 under the 1940 Act, authorizing each Fund to issue Class A and Class B shares; and

Whereas, pursuant to Rule 12b-1 under the 1940 Act, the Company has adopted a Rule 12b-1 Plan (the "12b-1 Plan"), under which the Company may use assets of Class A Shares of the Funds to reimburse certain distribution and related service expenses that are primarily intended to result in the sale of such Class A Shares of the Funds; and

Whereas, in furtherance of the purposes of the 12b-1 Plan, the Company wishes to enter into a distribution agreement with JNLD with respect to the Funds listed on Schedule A (attached hereto), which may from time to time be amended; and

Whereas, the Company is required pursuant to section 352 of the USA PATRIOT ACT and regulations of the Department of Treasury thereunder to develop and implement an anti-money laundering compliance program ("AML Program") reasonably designed to prevent the Company being used to launder money or finance terrorist activities, including achieving and monitoring compliance with the applicable requirements of the Bank Secrecy Act, as amended, and implementing regulations of the Department of Treasury; and

Whereas, the Company has no employees and does not itself conduct any operations relating to transactions with shareholders that could be the subject of an AML Program, and conducts such operations solely through its affiliated principal underwriter, JNLD; and

Whereas, JNLD is itself subject to the requirement under section 352 of the USA PATRIOT ACT to develop and implement an AML Program, and JNLD has provided copies of its written policy to the Company; and

Whereas, JNLD wishes to render the services hereunder to the Company;

Now Therefore, in consideration of the mutual promises and covenants hereinafter set forth, the parties hereto agree as follows:

1.
Appointment and Acceptance.  The Company hereby appoints JNLD as distributor of the Shares of the Funds set forth on Schedule A on the terms and for the period set forth in this Agreement, and JNLD hereby accepts such appointment and agrees to render the services and undertake the duties set forth herein.

2.	General Provisions.

(a)
In performing its duties as distributor, JNLD will act in conformity with the registration statement of the Company on Form N-1A (the "Registration Statement"), as amended from time to time and with any instructions received from the Board of Managers of the Company (the "Board of Managers"), the requirements of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the 1940 Act, and all other applicable federal and state laws and regulations.

(b)
JNLD holds itself available to receive orders for the purchase or redemption of Shares and will accept or reject orders to purchase or redeem such Shares on behalf of the Company in accordance with the provisions of the Registration Statement, and will transmit such orders as are so accepted to the Company's transfer agent promptly for processing.

(c)	JNLD shall not be obligated to sell any certain number of Shares. Except as provided in this Agreement, no commission or other fee will be paid to JNLD in connection with the sale of Shares.

3.	JNLD Expenses. During the term of this Agreement, JNLD will bear all its expenses incurred in complying with this Agreement including the following expenses:

(a)	costs of sales presentations, preparation and delivery of advertising and sales literature, and any other marketing efforts by JNLD in connection with the distribution or sale of Shares; and

(b)	any compensation paid to employees of JNLD in connection with the distribution or sale of the Shares.

Notwithstanding anything in this Agreement to the contrary, JNLD may be reimbursed for expenses or may pay for expenses incurred under this Agreement to the extent permitted by the terms of the 12b-1 Plan.

4.	Company Expenses. Pursuant to an Administration Agreement, the Company shall bear all of its expenses including, but not limited to:

(a)	preparation and setting in type, printing and distributing reports and other communications, proxies, prospectuses and statements of additional information to existing shareholders;

(b)	registration of the Company's Shares with the Securities and Exchange Commission.

5.	Sale of Shares by Distributor.

(a)
JNLD agrees that (i) all Shares sold by JNLD pursuant to this Agreement shall be sold at the net asset value as described in the Registration Statement and (ii) the Company shall receive 100% of such net asset value.

(b)	All orders received by JNLD and transmitted to the Company shall be subject to acceptance and confirmation by the Company.

6.	12b-1 Plan.

(a)
As used herein, the term "12b-1 Fee" refers to a charge against Fund Class A Share assets, as authorized under the 12b-1 Plan, to finance distribution and related services, as described in the 12b-1 Plan.

(b)
In accordance with the terms of the 12b-1 Plan, JNLD shall provide distribution and related services of the types contemplated under the 12b-1 Plan and reviewed from time to time by the Board of Managers with respect to the Class A Shares of the Funds shown on Schedule A hereto, and may arrange for and compensate others for providing or assisting in providing such services, as described in the 12b-1 Plan.  The Company, on behalf of each Fund that is subject to the 12b-1 Fee as shown on Schedule A, shall reimburse the Distributor for distribution and related service expenses incurred in promoting the sale of the Fund’s Class A Shares at a rate of up to the 12b-1 Fee rate per annum of the average daily net assets attributable to the Class A Shares shown on Schedule A hereto.  Each Fund's Class A Shares shall bear exclusively its own costs of such reimbursements.  Such distribution and related service expenses shall be calculated and accrued daily and paid within forty-five (45) days of the end of each fiscal quarter of the Fund.  In no event shall such payments exceed JNLD's actual distribution and related service expenses for that fiscal quarter.

7.	Reservation of Right Not to Sell. The Company reserves the right to refuse at any time or times to sell any of its Shares for any reason deemed adequate by it.

8.	Construction of Agreement.

(a)
No provision of this Agreement is intended to or shall be construed as protecting JNLD against any liability to the Company or to the Company's security holders to which JNLD would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties under this Agreement.

(b)	Terms or words used in the Agreement, which also occur in the Company's Operating Agreement, shall have the same meaning herein as given to such terms or words in the Operating Agreement.

9.
Effective Date and Termination of this Agreement.  This Agreement shall become effective at the date and time that the Company's Post-Effective Amendment to its Registration Statement, reflecting the underwriting arrangements provided by this Agreement, shall become effective under the Securities Act, and shall, unless terminated as provided herein, continue in force for two years from that date, and from year to year thereafter, provided that such continuance for each successive year is specifically approved in advance at least annually by either the Board of Managers or by the vote of a majority (as defined in the 1940 Act) of the outstanding voting securities of the applicable Funds of the Company and, in either event, by the vote of a majority of the Managers of the Company who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting upon such approval.  As used in the preceding sentence, the words "interested persons" shall have the meaning set forth in Section 2(a)(19) of the 1940 Act.

This Agreement may be terminated at any time without the payment of any penalty by the Company by giving JNLD at least thirty (30) days' previous written notice of such intention to terminate.  This Agreement may be terminated by JNLD at any time by giving the Company at least thirty (30) days' previous written notice of such intention to terminate.

This Agreement shall terminate automatically in the event of its assignment.  As used in the preceding sentence, the word "assignment" shall have the meaning set forth in Section 2(a)(4) of the 1940 Act.

10.
Notices.  Notices of any kind to be given to JNLD by the Company shall be in writing and shall be duly given if mailed, first class postage prepaid, or delivered to One Corporate Way, Lansing, Michigan 48951, or at such other address or to such individual as shall be specified by JNLD to the Company. Notices of any kind to be given to the Company shall be in writing and shall be duly given if mailed, first class postage prepaid, or delivered to One Corporate Way, Lansing, Michigan 48951 or at such other address or to such individual as shall be specified by the Company.

11.
Confidentiality.  Both parties agree to keep confidential all information (whether written or oral), ideas, techniques, and materials supplied by the other party, and shall not distribute the same to any other parties, at any time, except with the express written consent of the other party.  Both parties agree to discontinue use of and destroy, where applicable, all information, ideas, techniques, and materials supplied by the other party upon termination of this Agreement.  Both parties acknowledge that certain information made available to the other party may be deemed nonpublic personal information under the Gramm-Leach-Bliley Act or other federal and state privacy laws and the regulations promulgated thereunder (collectively, “Privacy Laws”).  Both parties hereby agree: (a) not to disclose or use such information except as required to carry out its duties under this Agreement or as otherwise permitted by the Privacy Laws; (b) to establish and maintain procedures reasonably designed to insure the security and privacy of all such information; and (c) to cooperate with the other party and provide reasonable assistance in ensuring compliance of such Privacy Laws to the extent applicable to either party.

12.
Non-Exclusivity.  The services of JNLD to the Company under this Agreement are not to be deemed exclusive, and JNLD shall be free to render similar services or other services to others so long as its services hereunder are not impaired thereby.

13.	Reports. JNLD shall prepare reports for the Board of Managers on a quarterly basis showing such information as shall be reasonably requested by the Board of Managers from time to time.

14.
Independent Contractor.  JNLD shall for all purposes herein provided be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Company in any way other than as specifically set forth herein.  It is understood and agreed that JNLD, by separate agreement with the Company, may also serve the Company in other capacities.

15.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.

16.
Governing Law.  This Agreement shall be governed by the laws of Illinois, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Exchange Act, the Securities Act, or any rule or order of the Securities and Exchange Commission or any national or regional self-regulatory organization, such as the National Association of Securities Dealers.

17.
Severability.  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

18.
JNLD agrees to implement and operate an AML Program on behalf of the Company (the "Company AML Program") as such Program pertains to shareholder transactions effected through services provided by JNLD.  JNLD agrees that the Company AML Program will be reasonably designed to prevent the Company from being used for money laundering or the financing of terrorist activities and to achieve and monitor compliance with the applicable requirements of the Bank Secrecy Act (31 U.S.C. §§ 5311 et seq.) and the implementing regulations thereunder.

19.
JNLD agrees to maintain and preserve reasonable records pertaining to the implementation and operation of the Company AML Program.  JNLD consents, upon reasonable notice, (a) to make information and records regarding the operation of the Company AML Program available to the Securities and Exchange Commission (the "SEC") for review and (b) to make the Company AML Program available for inspection by the SEC.

20.	However, the addition or deletion of a fund reflecting changes that have been formally approved by resolution by the Board of Managers will not require approval by the Board of Managers.

In Witness Whereof, the parties hereto have caused this Amendment to be executed as of June 9, 2011, effective as of May 24, 2011.

Attest:		JNL Variable Fund LLC

By:	/s/ Kristen K. Leeman	By:	/s/ Mark D. Nerud
	Kristen K. Leeman	Name:	Mark D. Nerud
		Title:	President and CEO

Attest:		Jackson National Life Distributors LLC

By:	/s/ Robin Tallman	By:	/s/ J. Douglas Townsend
		Name:	J. Douglas Townsend
		Title:	EVP

Schedule A

Fund	Class	Maximum 12b-1 Fee1
JNL/Mellon Capital Management DowSM 10 Fund	Class A	0.20%
	Class B	None
JNL/Mellon Capital Management S&P® 10 Fund	Class A	0.20%
	Class B	None
JNL/Mellon Capital Management Global 15 Fund	Class A	0.20%
	Class B	None
JNL/Mellon Capital Management Nasdaq® 25 Fund	Class A	0.20%
	Class B	None
JNL/Mellon Capital Management Value Line® 30 Fund	Class A	0.20%
	Class B	None
JNL/Mellon Capital Management DowSM Dividend Fund	Class A	0.20%
	Class B	None
JNL/Mellon Capital Management S&P® 24 Fund	Class A	0.20%
	Class B	None
JNL/Mellon Capital Management 25 Fund	Class A	0.20%
	Class B	None
JNL/Mellon Capital Management Select Small-Cap Fund	Class A	0.20%
	Class B	None
JNL/Mellon Capital Management JNL 5 Fund	Class A	0.20%
	Class B	None
JNL/Mellon Capital Management VIP Fund	Class A	0.20%
	Class B	None
JNL/Mellon Capital Management JNL Optimized 5 Fund	Class A	0.20%
	Class B	None
JNL/Mellon Capital Management S&P® SMid 60 Fund	Class A	0.20%
	Class B	None
JNL/Mellon Capital Management NYSE® International 25 Fund	Class A	0.20%
	Class B	None
JNL/Mellon Capital Management Communications Sector Fund	Class A	0.20%
	Class B	None
JNL/Mellon Capital Management Consumer Brands Sector Fund	Class A	0.20%
	Class B	None
JNL/Mellon Capital Management Oil & Gas Sector Fund	Class A	0.20%
	Class B	None
JNL/Mellon Capital Management Financial Sector Fund	Class A	0.20%
	Class B	None
JNL/Mellon Capital Management Healthcare Sector Fund	Class A	0.20%
	Class B	None
JNL/Mellon Capital Management Technology Sector Fund	Class A	0.20%
	Class B	None